Exhibit (a)(18)
WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND
RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), having heretofore divided the shares of beneficial interest of the Trust by designating and establishing two separate Series, effective May 1, 2006, to be known as the Diversified Bond Portfolio, and International Small-Cap Portfolio, such new Series to have the relative rights and preferences set forth in Subsections (a) through (e) of Section 6.2 of the Declaration of Trust.
     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 14th day of March, 2006.

/s/ Thomas C. Sutton	/s/ Lucie H. Moore

Thomas C. Sutton	Lucie H. Moore
Trustee	Trustee

/s/ G. Thomas Willis	/s/ Nooruddin S. Veerjee

G. Thomas Willis	Nooruddin S. Veerjee
Trustee	Trustee

/s/ Frederick L. Blackmon	/s/ Gale K. Caruso

Frederick L. Blackmon	Gale K. Caruso
Trustee	Trustee

PRESIDENT’S CERTIFICATE
     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999, as amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: March 14, 2006	/s/ James T. Morris

James T. Morris
President